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INTER-TEL (DELAWARE), INCORPORATED

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On March 7, 2007, Inter-Tel (Delaware), Incorporated issued the following press release:

INTER-TEL COMMENTS ON MIHAYLO STOCKHOLDER RESOLUTIONS

TEMPE, Ariz., March 7, 2007 - Inter-Tel (Delaware), Incorporated (Nasdaq: INTL) today commented on the announcement by Steven G. Mihaylo that he intends to submit several stockholder resolutions at the Company’s 2007 Annual Meeting of Stockholders.

Alexander Cappello, Chairman of the Board of Inter-Tel, stated, “We are gratified by the strong response from our customers to our recently introduced 7000 series product and the continued strong sales of our 5000 series and Axxess product lines. We are fully committed to providing to our customers who purchase any of our products the level of support for which we are well-known in the industry. The strong performance of the Company’s stock demonstrates the Board’s commitment to creating value for our stockholders. In addition, we appreciate the important contribution the Company’s employees continue to make to Inter-Tel’s success in the marketplace.

“We are particularly disappointed by Mr. Mihaylo’s latest actions. As Mr. Mihaylo is aware, the Company’s Board and management team have in the ordinary course discussed and considered all of the topics raised by Mr. Mihaylo’s proposed stockholder resolutions. The Board continues to believe that the business matters referenced in those proposals are more appropriately the subject of analysis and discussion by the management of the Company and the Board. Importantly, as members of the Board since May of last year, Mr. Mihaylo and his two designees have had ample opportunity to participate in these discussions.

“Our strong preference would have been for Mr. Mihaylo to work constructively with the Board, rather than to wage another costly and divisive proxy contest that could be highly disruptive and distract management and the Board from their primary goal of enhancing stockholder value. We would also note that Mr. Mihaylo had previously engaged in a proxy contest with the intention of seeking support for his offer to acquire the Company, which was defeated by stockholders other than Mr. Mihaylo by approximately a two to one margin.”

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,950 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, other parts of Europe, Australia and South Africa. More information is available at http://www.inter-tel.com.

This press release contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated results of the stockholder vote and the ability to maximize stockholder value. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated November 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will file a proxy statement with the SEC in connection with the solicitation of proxies with respect to the matters described in this press release. Such proxy statement, and any related proxy materials, will be available without charge when filed at the SEC’s website at www.sec.gov. Stockholders are encouraged to read the Company’s proxy materials when they are available because they will contain important information, including information regarding the participants in the Company’s proposed solicitation of proxies and any direct or indirect interest of such participants in such solicitation.

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